                                                                     EXHIBIT 5.1

                                                                   June 30, 1997

Gaylord Entertainment Company
One Gaylord Drive
Nashville, TN 37214

Ladies and Gentlemen:

     I am familiar with the Registration Statement on Form S-4 (the "Registration Statement") being filed with the Securities and Exchange Commission, under the Securities Act of 1933, as amended, in respect to shares of the Common Stock, par value $1.00 per share (the "Common Stock") of Westinghouse Electric Corporation (the "Company") to be issued in connection with the merger of G. Acquisition Corp., a wholly owned subsidiary of the Company, with and into Gaylord Entertainment Company pursuant to the Agreement and Plan of Merger dated as of February 9, 1997 (the "Merger").

     I have reviewed the Restated Articles and the By-laws, both as amended, of the Company, a Pennsylvania corporation, and such other documents as I have deemed necessary as a basis for the opinions hereinafter expressed. I am of the opinion that the Company is a duly authorized and validly existing corporation under the laws of the Commonwealth of Pennsylvania.

     Based on the foregoing, I am further of the opinion that the corporate proceedings to authorize the Common Stock to be issued in connection with the Merger have been duly taken in accordance with the applicable law, and that said shares of the Common Stock have been duly authorized for issuance.

     In addition, I am of the opinion that the shares reserved for the Merger, when issued, will be legally issued, fully paid and nonassessable.

     I know that I am referred to in the Registration Statement relating to the Common Stock. I hereby consent to such use of my name in such Registration Statement and to the use of this opinion for filing as Exhibit 5.1 to such Registration Statement.

                                          Very truly yours,

                                          /s/ Louis J. Briskman

                                          Louis J. Briskman
                                          Senior Vice President and
                                          General Counsel